UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Third Street South, Minneapolis, Minnesota	55415
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 332-7371

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

To facilitate the recruitment of high caliber individuals as directors and recognize their immediate contributions to the strategic performance objectives and governance of the Corporation, the Compensation Committee (the “Committee”) of the Corporation’s Board of Directors granted non-qualified stock options under the 1991 Stock Option Plan to the non-employee directors who were initially elected to the Board during the past year. John S. Bode and Peter McCausland were elected to the Board on August 17, 2005 and April 19, 2006, respectively. Each such director was granted a stock option effective May 17, 2006 with a value equal to one year’s retainer for the Corporation’s directors, which is $65,000. Each such option covers 9,550 shares with an exercise price of $27.30 per share, equal to the preceding day’s closing price.

The stock option grants to Mr. Bode and Mr. McCausland were made under the Corporation’s 1991 Stock Option Plan, are immediately exercisable in full, have a term of ten years and are transferable to family members during the lifetime of the optionee. In addition, as provided in the Corporation’s Stock Option Plan for Non-Employee Directors, each non-employee director who is serving on the Board on the date of the October Board meeting in any year is granted a non-qualified stock option for fiscal year service with a value equal to one year’s retainer. It is anticipated that the Compensation Committee will grant a non-qualified stock option under the 1991 Stock Option Plan to each new non-employee director upon his or her initial election to the Board.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Date: May 18, 2006	By:	/s/ Rolf Engh
	Name:	Rolf Engh
	Title:	Secretary